As filed with the Securities and Exchange Commission on June 27, 2005.
                                                      Registration No. 333-76048
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 7
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               REGAN HOLDING CORP.
             (Exact name of registrant as specified in its charter)


              California                           68-0211359
   (State or other jurisdiction of              (I.R.S. Employer
    incorporation or organization)            Identification No.)

                               2090 Marina Avenue
                               Petaluma, CA 94954
                                  707-778-8638
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)
                               ------------------
                                R. Preston Pitts
                      President and Chief Operating Officer
                               Regan Holding Corp.
                               2090 Marina Avenue
                               Petaluma, CA 94954
                                  707-778-8638
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                               ------------------
                                    Copy to:
                              Joseph L. Seiler III
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                             New York, NY 10019-5389


Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                                   PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would require registration or qualification under the securities laws of the jurisdiction.

                    SUBJECT TO COMPLETION DATED JUNE 27, 2005

                        Stock options to be issued under
  Regan Holding Corp. Amended and Restated Producer Stock Award and Option Plan or Regan Holding Corp. Amended and Restated 1998 Stock Option Plan

                                       and
                              20,000,000 shares of
                               Regan Holding Corp.
                              Series A Common Stock
                                 (no par value)

Regan Holding Corp. is offering the following securities:

     o Stock options granted under our Amended and Restated Producer Stock Award and Option Plan to certain independent insurance producers and registered representatives who market annuity, long-term care insurance, and investment products on behalf of our subsidiaries, and to other non-employees.
     o Stock options granted under our Amended and Restated 1998 Stock Option Plan to certain employees and members of our Board of Directors.
     o Shares of Series A Common Stock with no par value issued upon exercise of stock options granted under the above-mentioned plans.
     o Shares of Series A Common Stock with no par value awarded under our Amended and Restated Producer Stock Award and Option Plan.

Options to purchase up to an aggregate of 20,000,000 shares may be granted under those stock option and award plans, subject to adjustments set forth in those plans and described in this prospectus.

The exercise price of the stock options will be determined by the committees that administer the stock option and award plans at or prior to the time of grant.

No underwriting discounts or commissions will be paid in connection with this offering. Neither the stock options nor shares are listed on any national securities exchange.

We are a California corporation with principal executive offices located at 2090 Marina Avenue, Petaluma, CA 94954, and our telephone number is 707-778-8638.

Exercise of the stock options or investment in the shares involves a high degree of risk. See "Risk Factors" on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



The date of this prospectus is _______, 2005.

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus. Our business, financial condition, and results of operations may have changed since the date indicated on the front cover of this prospectus. Unless noted otherwise, we have prepared the financial statements and other information included in this prospectus in accordance with accounting principles generally accepted in the United States.

TABLE OF CONTENTS

  PROSPECTUS SUMMARY                                                           4

  RISK FACTORS                                                                 9

  FORWARD-LOOKING STATEMENTS                                                  15

  USE OF PROCEEDS                                                             15

  DETERMINATION OF OFFERING PRICE                                             15

  DESCRIPTION OF OUR STOCK OPTION AND AWARD PLANS                             16

  PLAN OF DISTRIBUTION                                                        20

  DESCRIPTION OF OUR CAPITAL STOCK                                            21

  MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND
        RELATED STOCKHOLDER MATTERS                                           22

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                              22

  LEGAL MATTERS                                                               22

  EXPERTS                                                                     22

  WHERE YOU CAN FIND MORE INFORMATION                                         23

  IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS                     23

                               PROSPECTUS SUMMARY

   This summary highlights information described more fully elsewhere in this prospectus and the documents incorporated by reference. This entire prospectus should be read before making an investment decision.


                                   OUR COMPANY

   Regan Holding Corp. ("Regan Holding" or the "Company") is a holding company, incorporated in the State of California in 1990, whose primary operating subsidiaries are Legacy Marketing Group ("Legacy Marketing") and Legacy Financial Services, Inc. ("Legacy Financial"). During the three months ended March 31, 2005 and during 2004, Legacy Marketing generated approximately 90% and 91% of our consolidated revenues. Legacy Marketing designs, markets and administers fixed annuity products on behalf of certain unaffiliated insurance carriers in each of the United States, except Alabama and New York.

   Legacy Marketing has marketing agreements with Transamerica Life Insurance and Annuity Company ("Transamerica"), American National Insurance Company ("American National"), John Hancock Variable Life Insurance Company ("John Hancock"), Investors Insurance Corporation ("Investors Insurance") and Americom Life & Annuity Insurance Company ("Americom"). The marketing agreements grant Legacy Marketing the exclusive right to market certain proprietary fixed annuity products issued by these insurance carriers. Fixed annuity products are insurance products that are sold to purchasers in the form of insurance policies. Under the terms of these agreements, Legacy Marketing is responsible for appointing independent insurance producers (who we refer to as "Producers"), who have contracted with Legacy Marketing to sell fixed annuity products, with the applicable insurance carrier. For these sales, the insurance carriers pay marketing allowances and commissions to Legacy Marketing based on the premium volume of insurance policies placed inforce. Legacy Marketing is responsible for paying sales commissions to the Producers.

   Legacy Marketing sells fixed annuity products through a network of approximately 24,000 Producers, of whom approximately 3,600 generated business for us during 2004. Each Producer has entered into a non-exclusive agreement with Legacy Marketing, which defines the parties' business relationship. Such agreements typically may be terminated with up to ninety days prior notice by either the Producer or Legacy Marketing, with or without cause.

   Legacy Marketing's sales network is built on a multi-level structure in which Producers may recruit other Producers. Recruited Producers are referred to as "downline" Producers within the original Producer's network. Recruited Producers may also recruit other Producers, creating a hierarchy under the original Producer. The standard Producer contract contains a nine-level design in which a Producer may advance from one level to the next based on sales commission amounts or the size of the Producer's downline network. As a Producer advances to higher levels within the system, he/she receives higher commissions on sales made through his/her downline network. This creates a financial incentive for Producers to build a hierarchy of downline Producers, which contributes to their financial growth and to the growth of Legacy Marketing. If a Producer leaves the network, his/her downline Producers can still receive sales commissions. Advancements to higher levels can occur as often as every three months.
Producers  at  the  highest   levels  are  called   "Wholesalers."

   Legacy Marketing provides tools and services that assist Wholesalers with recruiting, training and support responsibilities associated with the Producers in their hierarchy. In addition, Legacy Marketing assists Producers with programs designed to increase their sales and better serve their clients. Recruiting and training programs include visual presentations, product information videos and seminars, and advertising material guidelines. Legacy Marketing also produces product information, sales brochures, pre-approved advertisements and recruiting material.

   Legacy Marketing works closely with the insurance carriers in product design and development. Legacy Marketing's actuarial and marketing departments work with the insurance carriers to design proprietary fixed annuity products to be marketed by Legacy Marketing. All of these products include guarantees for the benefit of policyholders and are guaranteed by the issuing insurance carriers. These guarantees generally include:

     o   a contractually guaranteed minimum interest rate,

     o   a contractually guaranteed maximum administrative fee, and

     o   the ability to allocate among various crediting rate strategies.

   In addition to the marketing agreements, Legacy Marketing has administrative agreements with each of the five insurance carriers listed above and with Indianapolis Life, formerly IL Annuity and Insurance Company ("IL Annuity"), whose marketing agreement with Legacy Marketing terminated effective during the first quarter of 2002. Under the terms of the administrative agreements, Legacy Marketing provides clerical, administrative and accounting services with respect to the insurance policies. These services include billing, collecting and remitting premium for the policies. For providing these services, the insurance carriers pay Legacy Marketing a fee per transaction, with the amount of the fee depending on the type of policy and type of service. Administrative services with respect to the insurance policies are performed at our facilities in Petaluma, California and in Rome, Georgia.

   Neither the marketing agreements nor the administrative agreements prevent Legacy Marketing from entering into similar arrangements with other insurance carriers. However, the marketing agreements, in general, prevent Legacy Marketing from developing and marketing products with other carriers that are considered unique or proprietary under the terms of the marketing agreements.

   The marketing agreement with American National expires on November 15, 2007, and the administrative agreement with American National expires on February 15, 2008. Both agreements may be renewed by mutual agreement for successive one-year terms. The agreements may be terminated by either party upon twelve months prior written notice without cause, and may be terminated by either party immediately for cause. The marketing agreement with Investors Insurance expires on March 31, 2007, and the administrative agreement with Investors Insurance expires on March 31, 2008. Both agreements will be renewed automatically for successive one-year terms unless terminated earlier by either party upon twelve months prior written notice without cause. Either party may terminate the agreement immediately for cause. The marketing and administrative agreements with Transamerica and John Hancock do not have fixed terms but may be terminated by either party upon twelve months prior written notice without cause, and may be terminated by either party immediately for cause. The marketing and administrative agreements with Americom were entered into on June 10, 2004 and Legacy Marketing began marketing and administering Americom products in November 2004. The marketing agreement expires on June 10, 2006 and will automatically renew for successive one-year periods, unless terminated earlier by either party with twelve months written notice. Americom may terminate the agreement without cause by giving Legacy Marketing at least six months written notice and either party may terminate the agreement immediately for cause. The administrative agreement with Americom expires on June 10, 2009 and may be renewed by Americom for successive one-year periods by giving Legacy Marketing at least six months notice and subject to certain provisions in the agreement. At the end of the second renewal period, the agreement will be automatically renewed for successive one-year periods, unless terminated earlier by either party upon nine months notice without cause. Americom may terminate the agreement without cause at any time after the second year of the agreement by giving Legacy Marketing at least six months notice and paying a termination fee in accordance with the agreement. Either party may terminate the agreement immediately for cause.

   On June 14, 2005, we agreed with AmerUs Annuity Group Co. ("AmerUs"), the parent company of IL Annuity, on the process to be followed for the Company to provide reasonable assistance to AmerUs to transition to AmerUs the administration of certain IL Annuity insurance contracts in accordance with the provisions of the administrative agreement between Legacy Marketing and IL Annuity. Legacy Marketing has been administering these products under the terms of the administrative agreement since January 1, 1996. The administrative agreement is scheduled to expire on December 31, 2005. We are in negotiations with AmerUs with respect to the possible acceleration or deferral of the expiration date of the administrative agreement. In the quarter ended March 31, 2005, we received approximately $460,000 in gross revenue under the administrative agreement. We are examining our expenses associated with this block of business and evaluating the impact such termination or expiration is likely to have on our net income. Termination of the administrative agreement will not affect the commissions earned by Legacy Marketing on additional premium received or assets under management with respect to the underlying IL Annuity insurance contracts.

   On July 1, 2002, Regan Holding entered into a Purchase Option Agreement (the "Option Agreement") with SCOR Life U.S. Re Insurance Company ("SCOR"), a 100% owner of the outstanding capital stock of Investors Insurance. Pursuant to the terms of the Option Agreement, SCOR granted Regan Holding the right to purchase the outstanding capital stock of Investors Insurance in exchange for annual option fees. Regan Holding had the right to exercise the option at any time on or prior to June 30, 2005, or terminate the Option Agreement in accordance with its terms before such date if the A.M. Best rating of Investors Insurance declined below a specified level. The A.M. Best rating of Investors Insurance fell below the specified level. On June 22, 2005, Regan Holding terminated the Option Agreement and requested a refund of option fees paid, including interest, which totaled approximately $3.3 million.

   During the first quarter of 2003, Legacy Marketing discontinued marketing several Transamerica products that were marketed exclusively by Legacy Marketing, and effective May 2004, Legacy Marketing discontinued marketing the remaining Transamerica products that were marketed exclusively by Legacy Marketing. As a result, sales of products on behalf of Transamerica decreased during 2003, 2004 and the three months ended March 31, 2005, and overall Legacy Marketing revenues also declined during those periods due to this event. The discontinued products accounted for approximately 25%, 24% and 19%of our total consolidated revenue during 2003, 2004 and the three months ended March 31, 2005. Revenue from sales and administration of Transamerica products decreased $8.5 million for the year ended December 31, 2004, compared to 2003, and accounted for approximately 24% of our total consolidated revenue for the year ended December 31, 2004. Legacy Marketing continues to administer these products and to accept additional premium payments, subject to applicable additional deposit rules for these products.

   During the second quarter of 2003, American National reduced the crediting rates of several products marketed by Legacy Marketing. In addition, American National lowered the commission rates that it pays to Legacy Marketing for sales of these products. As a result, sales of products on behalf of American National decreased during the second half of 2003, 2004 and the three months ended March 31, 2005, and overall Legacy Marketing revenues also declined during those periods due to this event. Legacy Marketing has developed new products with American National that may result in increased sales for Legacy Marketing in the long term.

   During the third quarter of 2003, Legacy Marketing discontinued the marketing of the AssureMark (SM) product series issued by John Hancock. As a result, sales of products on behalf of John Hancock decreased during the second half of 2003 and through 2004.

   Legacy Marketing also experienced a decrease in sales of fixed annuity products issued by Investors Insurance in 2004 and the three months ended March 31, 2005. We believe the decrease was primarily attributable to a downgrade in the A.M. Best rating of Investors Insurance from an A- rating to a B++ rating in September 2003. As a result, sales of fixed annuity products issued by Investors Insurance began to decline significantly in the second quarter of 2004 and continued to decline through the end of 2004.

   Through our wholly owned broker-dealer subsidiary, Legacy Financial, we sell variable annuity and life insurance products, mutual funds, and debt and equity securities. Legacy Financial has entered into sales agreements with investment companies that give it the non-exclusive right to sell investment products on behalf of those companies. Sales of investment products are conducted through Legacy Financial's network of independent registered representatives (who we refer to as "Representatives"). Under the sales agreements, we are compensated based upon predetermined percentages of the sales generated by the Representatives. The agreements may be terminated by either party upon thirty days prior written notice. During 2004, Legacy Financial accounted for approximately 9% of our consolidated revenues.

   Legacy Financial is registered as a broker-dealer with, and is subject to regulation by, the U.S. Securities and Exchange Commission, National Association of Securities Dealers, Municipal Securities Rulemaking Board, and various state agencies. As a result of federal and state broker-dealer registration and self-regulatory organization memberships, Legacy Financial is subject to regulation that covers many aspects of its securities business. This regulation covers matters such as capital requirements, record-keeping and reporting requirements, and employee-related matters, including qualification and licensing of supervisory and sales personnel. Also, these regulations include supervisory and organizational procedures intended to ensure compliance with securities laws and prevent improper trading on material non-public information. Rules of the self-regulatory organizations are designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, many aspects of the broker-dealer customer relationship are subject to regulation, including "suitability" determinations as to customer transactions, limitations in the amounts that may be charged to customers, and correspondence with customers.

   During 2000, through our wholly owned subsidiary Imagent Online, we invested in Prospectdigital, LLC, which was developing an Internet-based customer relationship management product. In January 2002, we purchased all of the remaining outstanding equity interests in Prospectdigital. Prospectdigital has generated nominal revenues to date.

   In December 2000, we acquired the assets and name of Values Financial Network, Inc., which is engaged in the business of values-based investment screening and has generated nominal revenues to date.

                                  THE OFFERING

Securities Being Offered      Stock  options to  purchase  20,000,000  shares of
                              Series A Common Stock. 20,000,000 shares of Series
                              A Common Stock with no par value.

Offering Price                The offering price of the stock options and shares
                              will  be   determined  by  the   committees   that
                              administer the stock option and award plans.

Terms of Offering             Stock  options  will be issued  under the terms of
                              our stock option and award plans for no monetary consideration.

                              Shares of Series A Common Stock will be issued:

                                 o Upon the exercise of stock options granted under the terms of our Amended and Restated Producer Stock Award and Option Plan.
                                 o Upon awards of shares of Series A Common Stock granted under the terms of our Amended and Restated Producer Stock Award and Option Plan.

                              Upon the exercise of stock options granted under the terms of our Amended and Restated 1998 Stock Option Plan.


Capital Structure             Our total  authorized  capital  stock  consists of
                              100,000,000  shares  of  common  stock,  which  is
                              divided into one or more series,  and  100,000,000
                              shares of preferred stock. There are currently two series of common stock authorized:

                                 o Series A Common Stock of which 45,000,000 shares are authorized for issuance and 23,784,000 shares were issued and outstanding as of March 31, 2005.
                                 o   Series  B Common  Stock  of  which  615,000
                                     shares  are  authorized  for  issuance  and
                                     553,000 shares were issued and  outstanding
                                     as of March 31, 2005.
                                 o The balance of our total authorized common stock is not currently authorized for issuance. All of the issued and outstanding shares of Series A Common Stock and Series B Common Stock are fully paid and non-assessable.
                                 o Shareholders do not have preemptive rights to purchase additional shares of common stock.
                                 o There are no shares of preferred stock currently outstanding, and we will not offer preferred stock unless its issuance is approved by a majority of our independent, disinterested Directors. These Directors do not have an interest in the transaction and have access, at our
                                     expense,   to   our   counsel   or  to  our
                                     independent legal counsel.
                                 o Shares of our Series A and Series B Common Stock generally have the same rights and preferences. For more information, see
                                     "Description   of   Our   Capital   Stock."
                                     Pursuant  to separate  written  agreements,
                                     however,  some  holders  of  our  Series  A
                                     Common  stock  may  elect,   under  certain
                                     circumstances,   to   have   their   shares
                                     redeemed by us. For more  information,  see
                                     "Description    of   Our   Capital    Stock
                                     -Redeemable   Common  Stock."  All  of  our
                                     shares of Series B Common Stock were issued
                                     in   connection   with  our   merger   with
                                     LifeSurance  Corporation in 1991.  Pursuant
                                     to the merger  agreement with  LifeSurance,
                                     holders  of our  Series B Common  stock may
                                     elect, under certain circumstances, to have
                                     their  shares  redeemed  by  us.  For  more
                                     information,   see   "Description   of  Our
                                     Capital Stock -- Redeemable Common Stock".

Voting Rights

                                 o Each share of Series A and Series B Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.
                                 o Holders of shares of Series A and Series B Common Stock vote together as a single class on all matters submitted to a vote of our shareholders except those matters that affect the holders of one series in a different manner than the other series.
                                 o A majority of shares of Series A and Series B Common Stock eligible to vote at a meeting constitutes a quorum for voting purposes.
                                 o Our bylaws provide that each shareholder is entitled to cumulate such shareholder's votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many nominees as the shareholder considers appropriate. This cumulative voting right may not be exercised unless the nominee's name has been placed in nomination prior to the voting and one or more shareholders has given notice at the meeting prior to the voting of the shareholder's intent to cumulate such shareholder's vote. The proxy holders may exercise this cumulative voting right at their discretion. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.


Distributions of Common       Holders  of  Series A Common  Stock  and  Series B
Stock                         Common Stock are entitled to receive distributions
                              out   of  any   funds   legally   available.   The
                              distributions  are  payable  pro rata based on the
                              total  number of shares of each series held to the
                              total  number  of  shares  of  outstanding  common
                              stock. No distribution  may be made to the holders
                              of  any   series  of  common   stock   unless  the
                              distribution is also made on a pro rata basis to the holders of each other series of outstanding common stock.

Redeemable  Common            Prior to December  31, 1992,  we issued  5,935,000
Stock                         shares  of  Series A  Redeemable  Common  Stock at
                              prices ranging from $1.00 to $2.25 per share. This
                              stock was issued in  accordance  with the terms of
                              the 701 Asset Accumulator Program (the "701 Plan")
                              between us, our Producers and  employees,  and the
                              Confidential   Private  Placement  Memorandum  and
                              Subscription    Agreement    (the    "Subscription
                              Agreement")  between  us  and  certain  accredited
                              investors. Under the terms of the 701 Plan and the
                              Subscription  Agreement,  the Series A  Redeemable
                              Common  Stock may be redeemed at the option of the
                              holder after being held for two consecutive years,
                              at a  redemption  price  based on  current  market
                              value,   subject  to  our  ability  to  make  such
                              purchases  under  applicable   corporate  law.  In
                              connection  with a merger in 1991  between  us and
                              LifeSurance Corporation,  615,000 shares of Series
                              B  Redeemable  Common  Stock were  authorized  and
                              issued  in  exchange  for  all of the  outstanding
                              stock of LifeSurance Corporation. Under the merger
                              agreement,  the Series B  Redeemable  Common Stock
                              may be  redeemed  in  quantities  of up to 10% per
                              year at the  option of the  holder,  limited  to a
                              specified  twenty-day  period in  November of each
                              year,  at a  redemption  price  based  on  current
                              market value,  provided that the  redemption is in
                              accordance  with  applicable  corporate law. As of
                              March  31,  2005,  2,828,000  shares  of  Series A
                              Redeemable  Common  Stock  and  553,000  shares of
                              Series  B   Redeemable   Common   Stock   remained
                              outstanding. As of March 31, 2005 the aggregate redemption value of the Series A and Series B
                              Redeemable  Common  Stock  was  $5.7  million  and
                              $924,000.

Use of Proceeds               The proceeds  from this  offering will be used for
                              general corporate purposes.

Dividend Policy               To date,  we have not  paid any  dividends  on our
                              Series  A or  Series  B  Common  Stock.  We do not
                              anticipate   paying   dividends   on  any  of  our
                              outstanding   common  stock  in  the   foreseeable
                              future.

                                  RISK FACTORS

    Investment in our Company is subject to certain risks. Prospective investors should carefully consider, together with the information contained elsewhere in this prospectus, the following factors:

                          RISKS RELATED TO OUR COMPANY

   We have experienced losses in recent years and if losses continue, our business could suffer.

   We had net losses of $3.3 million for the three months ended March 31, 2005 and $7.5 million in 2004. The losses were primarily due to losses at Legacy Marketing resulting from decreased revenue. The decrease in revenue was primarily due to decreased sales of declared rate annuity products resulting from a continuing low interest rate environment and the downgrade of one of our carriers. The low interest rate environment has caused many carriers that issue declared rate annuity products to reduce the crediting rates and compensation paid on some of their products, which negatively impacted sales of declared rate annuity products. The decrease in revenue was also due to a downgrade in the A.M. Best rating of Investors Insurance from an A- rating to a B++ rating in September 2003. As a result, sales of fixed annuity products issued by Investors Insurance began to decline significantly in the second quarter of 2004 and continued to decline through the end of 2004. In addition, Legacy Marketing's annuity sales were negatively affected by Transamerica and Legacy Marketing deciding to discontinue the marketing of Transamerica products that were marketed exclusively by Legacy Marketing, effective May 3, 2004.

   We depend on a limited number of sources for our products, and any interruption, deterioration, or termination of the relationship with any of our insurance carriers could be disruptive to our business and harm our results of operations and financial condition.

   Legacy Marketing has marketing agreements with Transamerica, American National, John Hancock, Investors Insurance, and Americom. Legacy Marketing has also entered into administrative agreements with each of the five insurance carriers and IL Annuity, whose marketing agreement terminated during the first quarter of 2002. During the three months ended March 31, 2005, 26%, 19% and 24% of our total consolidated revenue was generated from agreements with American National, Transamerica, and Investors Insurance. During 2004, 25%, 24% and 27% of our total consolidated revenue resulted from agreements with American National, Transamerica and Investors Insurance.

   In June 2002, Legacy Marketing entered into marketing and administrative services agreements with Investors Insurance, an unaffiliated insurance carrier. Under these agreements, Legacy Marketing sells and administers annuity products on behalf of Investors Insurance Corporation.

   On July 1, 2002, Regan Holding entered into a Purchase Option Agreement (the "Option Agreement") with SCOR Life U.S. Re Insurance Company ("SCOR"), a 100% owner of the outstanding capital stock of Investors Insurance. Pursuant to the terms of the Option Agreement, SCOR granted Regan Holding the right to purchase the outstanding capital stock of Investors Insurance in exchange for annual option fees. Regan Holding had the right to exercise the option at any time on or prior to June 30, 2005, or terminate the Option Agreement in accordance with its terms before such date if the A.M. Best rating of Investors Insurance declined below a specified level. The A.M. Best rating of Investors Insurance fell below the specified level. On June 22, 2005, Regan Holding terminated the Option Agreement and requested a refund of option fees paid, including interest, which totaled approximately $3.3 million.

   During the first quarter of 2003, Legacy Marketing discontinued marketing several Transamerica products that were marketed exclusively by Legacy Marketing, and effective May 2004, Legacy Marketing discontinued marketing the remaining Transamerica products that were marketed exclusively by Legacy Marketing primarily because those products no longer met Transamerica's profitability targets. Legacy Marketing continues to administer these products and to accept additional premium payments, subject to applicable additional deposit rules for these products. The discontinued products accounted for approximately 24%, 25% and 52% of our total consolidated revenue for the years ended December 31, 2004, 2003 and 2002. Revenue from sales and administration of Transamerica products decreased $8.5 million for the year ended December 31, 2004, compared to 2003 and accounted for approximately 24% of our total consolidated revenue for the year ended December 31, 2004.

    During the second quarter of 2003, American National, which sets the crediting rates for the American National products marketed by Legacy Marketing, reduced the crediting rates of several such annuity products marketed by Legacy Marketing. In addition, American National lowered the commission rates that they pay to Legacy Marketing for sales of these products. As a result, sales of annuity products on behalf of American National decreased through the remainder of 2003 and through the third quarter of 2004. In addition, revenue from the sales and administration of these products declined from $26.3 million in 2003 to $9.2 million in 2004. Legacy Marketing developed the BenchMark Reliance (SM) annuity product during 2003 and expects to develop new annuity products with American National that may result in increased sales for Legacy Marketing in the long term.

   During the third quarter of 2003, Legacy Marketing discontinued the marketing of the AssureMark (SM) product series issued by John Hancock. As a result, sales of products on behalf of John Hancock decreased during the second half of 2003 and through 2004. Revenues from sales of John Hancock products decreased $1.5 million in 2004 compared to 2003.

   Legacy Marketing also experienced a decrease in sales of fixed annuity products issued by Investors Insurance during the three months ended March 31, 2005 and during 2004. We believe the decrease was primarily attributable to a downgrade in the A.M. Best rating of Investors Insurance from an A- rating to a B++ rating in September 2003. As a result, sales of fixed annuity products issued by Investors Insurance began to decline significantly in the second quarter of 2004 and continued to decline through the end of 2004. Revenue from the sales and administration of Investors Insurance products decreased $5.3 million in 2004 compared to 2003.

   The marketing agreement with American National expires on November 15, 2007, and the administrative agreement with American National expires on February 15, 2008. Both agreements may be renewed by mutual agreement for successive one-year terms. The agreements may be terminated by either party upon twelve months prior written notice without cause, and may be terminated by either party immediately for cause. The marketing agreement with Investors Insurance expires on March 31, 2007, and the administrative agreement with Investors Insurance expires on March 31, 2008. Both agreements will be renewed automatically for successive one-year terms unless terminated earlier by either party upon twelve months prior written notice without cause. Either party may terminate the agreement immediately for cause. The marketing and administrative agreements with Transamerica and John Hancock do not have fixed terms but may be terminated by either party upon twelve months prior written notice without cause, and may be terminated by either party immediately for cause. The marketing and administrative agreements with Americom were entered into on June 10, 2004 and Legacy Marketing began marketing and administering Americom products in November 2004. The marketing agreement expires on June 10, 2006 and will automatically renew for successive one-year periods, unless terminated earlier by either party with twelve months written notice. Americom may terminate the agreement without cause by giving Legacy Marketing at least six months written notice and either party may terminate the agreement immediately for cause. The administrative agreement with Americom expires on June 10, 2009 and may be renewed by Americom for successive one-year periods by giving Legacy Marketing at least six months notice and subject to certain provisions in the agreement. At the end of the second renewal period, the agreement will be automatically renewed for successive one-year periods, unless terminated earlier by either party upon nine months notice without cause. Americom may terminate the agreement without cause at any time after the second year of the agreement by giving Legacy Marketing at least six months notice and paying a termination fee in accordance with the agreement. Either party may terminate the agreement immediately for cause.

   On June 14, 2005, we agreed with AmerUs, the parent company of IL Annuity, on the process to be followed for the Company to provide reasonable assistance to AmerUs to transition to AmerUs the administration of certain IL Annuity insurance contracts in accordance with the provisions of the administrative agreement between Legacy Marketing and IL Annuity. Legacy Marketing has been administering these products under the terms of the administrative agreement since January 1, 1996. The administrative agreement is scheduled to expire on December 31, 2005. We are in negotiations with AmerUs with respect to the possible acceleration or deferral of the expiration date of the administrative agreement. In the quarter ended March 31, 2005, we received approximately $460,000 in gross revenue under the administrative agreement. We are examining our expenses associated with this block of business and evaluating the impact such termination or expiration is likely to have on our net income. Termination of the administrative agreement will not affect the commissions earned by Legacy Marketing on additional premium received or assets under management with respect to the underlying IL Annuity insurance contracts.

    Any interruption, deterioration, or termination of the relationship with any of our insurance carriers could be disruptive to our business and harm our results of operations and financial condition.


     Our   consolidated   revenues  may  decrease   significantly   due  to  the
discontinuation of the marketing of Transamerica products.

   During the first quarter of 2003, Legacy Marketing discontinued marketing several Transamerica products that were marketed exclusively by Legacy Marketing, and effective May 2004, Legacy Marketing discontinued marketing the remaining Transamerica products that were marketed exclusively by Legacy Marketing. As a result, sales of Transamerica products decreased during 2004 and the three months ended March 31, 2005. Revenue from sales and administration of Transamerica products accounted for approximately 24% and 19% of our total consolidated revenue in 2004 and the three months ended March 31, 2005. The failure to develop new products or the failure to increase the sales of other new annuity products could adversely affect our results of operations and financial condition.


   If we fail to attract and retain key personnel, our business, operating results, and financial condition could be diminished.

    Our success depends largely on the skills, experience and performance of certain key members of our management. In the recent past, we have been successful at attracting and retaining key personnel. We have no agreements with these individuals requiring them to maintain their employment with us. If we lose one or more of these key employees, particularly Lynda L. Regan, Chairman of the Board and Chief Executive Officer, or R. Preston Pitts, President, Chief Operating Officer and Secretary, our business, operating results, and financial condition could be diminished because we rely on their contacts, insurance carrier and Producer relationships, and strategic direction to drive our revenues. However, we are not aware of any key personnel who are planning to retire or leave our Company in the near future. Although we maintain and are the beneficiary of key person life insurance policies on the lives of Lynda L. Regan and R. Preston Pitts, we do not believe the proceeds would be adequate to compensate us for their loss.

    Our success also depends on our continued ability to attract, retain, and motivate highly skilled employees. In the recent past, we have been successful at attracting and retaining highly skilled personnel. Competition for employees in our industry is intense, particularly for personnel with training and experience. We may be unable to retain our highly skilled employees or to attract, assimilate, or retain other highly qualified employees in the future.


   Our performance will depend on the continued growth of Legacy Marketing. If Legacy Marketing fails to grow, our financial performance could suffer.

  Our growth is, and for the foreseeable future will continue to be, dependent on Legacy Marketing's ability to design, market and administer fixed annuity products. The ability of Legacy Marketing to successfully perform these services could be affected by many factors, including:

     o   The  ability  of Legacy  Marketing  to  recruit,  train,  and  motivate
         Producers.

     o The degree of market acceptance of the products marketed on behalf of our insurance carriers.

     o   The relationship between Legacy Marketing and our insurance carriers.

     o The failure of Legacy Marketing to comply with federal, state and other regulatory requirements applicable to the sale or administration of insurance products.

     o Competition from other financial services companies in the sale and administration of insurance products.

    A large percentage of our revenue is derived from sales and administration of fixed annuities. The historical crediting rates of fixed annuities are directly affected by financial market conditions. Changes in market conditions can affect demand for these annuities. Our future success depends on our ability to introduce and market new products and services that are financially attractive and address our customers' changing demands. We may experience difficulties that delay or prevent the successful design, development, introduction, marketing, or administration of our products and services. These delays may cause customers to forego purchases of our products and services and instead purchase those of our competitors. The failure to be successful in our sales efforts could significantly decrease our revenue and operating results, resulting in weakened financial condition and prospects.


   We may be unable to effectively fund our working capital requirements, which could have a material adverse effect on our operating results and earnings.

    If our cash inflows and existing cash and investments become insufficient to support future operating requirements or the redemption of our common stock, we will need to obtain additional funding either by incurring additional debt or issuing equity to investors in either the public or private capital markets. Our cash flows are primarily dependent upon the commissions we receive based on the premium generated from the sale of annuity products that we sell. The market for these products is extremely competitive. New products are constantly being developed to replace existing products in the marketplace. If we are unable to keep pace with the development of such new products, our cash inflows could decrease. Due to this changing environment in which we operate, we are unable to predict whether our cash inflows will be sufficient to support future operating requirements. Our failure to obtain additional funding when needed could delay new product introduction or business expansion opportunities, which could cause a decrease in our operating results and financial condition. We are unaware of any material limitations on our ability to obtain additional funding. If additional funds are raised through the issuance of equity securities, the ownership percentage of our then-current shareholders would be reduced.
Furthermore, any equity securities issued in the future may have rights, preferences, or privileges senior to that of our existing common stock.

   Our combined cash and marketable security positions at March 31, 2005, December 31, 2004 and 2003 were $7.9 million, $12.2 million and $22.2 million.


   Significant repurchases of our common stock could materially decrease our cash position.

   As of March 31, 2005, we were obligated to redeem 2,828,000 shares of Series A Common Stock at the option of the holders of these shares. Of the 553,000 shares of Series B Common Stock outstanding at March 31, 2005, we were obligated to redeem up to 10% of these shares at the option of the holders of these shares, limited to a specified twenty-day period in November of each year. The price per share is based on the estimated fair market value of the stock on the redemption date. Based upon the estimated fair market value of the Series A Redeemable Common Stock as of March 31, 2005, the redemption of all eligible shares of Series A Redeemable Common Stock as of March 31, 2005 would require $5.7 million, which would materially decrease our cash position.

   Pursuant to the terms of our Amended and Restated Shareholder's Agreement with Lynda L. Regan, our Chief Executive Officer, upon the death of Ms. Regan, the heirs of Ms. Regan will have the option (but not the obligation) to sell to us all or a portion of the shares of the Company owned by Ms. Regan at the time of her death and we will have the option (but not the obligation) to buy those shares. The purchase price to be paid by us, if any, shall be equal to 125% of the fair market value of the shares. We believe that at March 31, 2005, 125% of the fair market value of the shares owned by Ms. Regan was equal to $26.0 million. We have purchased four life insurance policies with a combined face amount of $33 million for the purpose of funding this potential obligation. There can be no assurances, however, that the proceeds from these insurance policies will be available or sufficient to cover the purchase price of the shares owned by Ms. Regan at the time of her death. If the proceeds from the insurance policies were not available or sufficient to cover the purchase price of Ms. Regan's shares at the time of her death, our operating results and financial condition could be adversely affected.


                          RISKS RELATED TO OUR INDUSTRY

   We may not be able to compete successfully with competitors that may have greater resources than we do.

   The fixed annuity business is rapidly evolving and intensely competitive. Legacy Marketing's primary market is fixed annuities sold through independent producers. In addition, Legacy Marketing administers the products sold by Producers on behalf of the issuing insurance carriers. Fixed annuity sales in the United States were approximately $91 billion in 2004. Legacy Marketing had a 1% market share of the 2004 fixed annuity sales in the United States based on Legacy Marketing's $800 million of inforce premiums placed in 2004 as a percentage of the $91 billion of annuities sold in the United States during 2004. Some of Legacy Marketing's top competitors selling fixed annuities through independent sales channels are Allianz Life of North America, American Equity Investment Life, Jefferson Pilot Financial Insurance Company, and AmerUs Group. These competitors may have greater financial and other resources than we do which allow them to respond more quickly than us under certain circumstances. Some of Legacy Marketing's competitors are insurance companies that only sell their own annuity products. Legacy Marketing, however, sells annuity products issued by several different insurance carriers. Legacy Marketing, therefore, has the flexibility to develop and sell a wide variety of annuity products by using its established relationships with its current insurance carrier partners or by approaching new insurance carriers to form relationships whereby Legacy Marketing develops new annuity products to sell. This flexibility allows Legacy Marketing to simultaneously leverage the resources of several insurance carriers and eliminates Legacy Marketing's dependence on any one source for annuity products. Legacy Marketing is not aware of any significant new means of competition, products or services that its competitors provide or will soon provide. However, in the highly competitive fixed annuity marketplace, new distribution models, product innovations and technological advances may occur at any time and could present Legacy Marketing with competitive challenges. There can be no assurance that Legacy Marketing will be able to compete successfully. In addition, Legacy Marketing's business model relies on Wholesaler distribution networks to effectively market its products competitively. Maintaining relationships with these Wholesaler distribution networks requires introducing new products and services to the market in an efficient and timely manner, offering competitive commission schedules, and providing superior marketing, training, and support. In the recent past, Legacy Marketing has been reasonably successful in expanding and maintaining its current Wholesaler distribution network. Due to competition among insurance companies and insurance marketing organizations for successful Wholesalers, there can be no assurance that Legacy Marketing will be able to retain some or all of its Wholesaler distribution networks.


   We may face increased governmental regulation and legal uncertainties, which could result in diminished financial performance.

   In December 2004, the National Association of Insurance Commissioners (the "NAIC") approved amendments to the NAIC's model Producer Licensing Act. Under the model Act, producers, like Legacy Marketing's Producers, who have been appointed by an insurer as its agent and do not receive compensation from a customer, are not required to disclose the amount of compensation received from the insurer. However, under the model Act, producers are required to disclose to the customer, prior to selling insurance to that customer, that the producer will be receiving compensation from the insurer, or that the producer represents the insurer and may provide services to the customer for the insurer. One state has adopted a regulation based on the model Act and others are considering similar regulation or legislation. In addition, the NAIC has held a hearing to consider, and may in the future propose, additional measures affecting producers.

   On April 13, 2005, California Insurance Commissioner John Garamendi released for public review a revised set of proposed regulations addressing broker conduct. As currently drafted, the proposed regulations would, among other things, require brokers to disclose whether they are acting on behalf of the insurer or the customer, prohibit brokers who are acting on behalf of customers from accepting compensation from third parties without the prior consent of the customer, and require brokers to disclose whether they will seek quotes from one or more than one insurer. If the broker seeks quotes from more than one insurer, the proposed regulations would also require the broker to disclose the number of quotes obtained, the names of the insurers that provide the quotes, and the compensation the broker could receive from each insurer if that insurer's bid were accepted by the customer.

   These regulations were proposed by Commissioner Garamendi as a result of a renewed regulatory focus on the insurance industry, which in California was marked by the October 2004 announcement by the California Attorney General's Office of a formal investigation into possible anti-trust violations and fraud by insurance companies and brokers, including bid rigging and other anti-competitive conduct. Authorities in other states announced similar investigations in the fourth quarter of 2004.

   In recent years, the U.S. insurance regulatory framework has come under increased scrutiny. Some state legislatures have considered laws that may alter or increase state regulation of insurance, reinsurance, and holding companies. Moreover, the NAIC and state insurance regulators regularly re-examine existing laws and regulations, often focusing on modifications to holding company regulations, interpretations of existing laws, and the development of new laws. Changes in these laws and regulations or their interpretation could have a material adverse effect on our financial condition or results of operations. In addition, the U.S. Congress has considered statutes that would impose certain national uniform standards and repeal the McCarran-Ferguson antitrust exemption for the business of insurance. While no legislation is currently pending, the U.S. Congress could adopt laws or regulations that could have a material adverse effect on our financial condition or results of operations.

   Legacy Financial is registered as a broker-dealer with, and is subject to regulation by, the SEC, NASD, Municipal Securities Rulemaking Board, and various state agencies. This regulation covers matters such as capital requirements, recordkeeping and reporting requirements, and employee-related matters, including qualification and licensing of supervisory and sales personnel. Any proceeding alleging violation of, or noncompliance with, laws and regulations applicable to Legacy Financial could harm its business, financial condition, results of operations, and business prospects. In addition, changes in federal legislation, state legislation, court decisions and administrative policies could significantly and adversely affect the securities industry generally and our business in particular.


   Adverse changes in tax laws could diminish the marketability of most of our products, resulting in decreased revenue.

   Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of most of the annuity products that Legacy Marketing markets. This favorable income tax treatment results in our policyholders paying no income tax on their earnings in the annuity products until they take a cash distribution. We believe that the tax deferral features contained within the annuity products that Legacy Marketing markets give our products a competitive advantage over other non-insurance investment products where income taxes may be due on current earnings. If the tax code is revised to reduce the tax-deferred status of annuity products or to increase the tax-deferred status of competing products, our business could be adversely impacted because our competitive advantage could be weakened. In addition, some products that we sell receive favorable estate tax treatment under the tax code. If the tax code is revised to change existing estate tax laws, our business could be adversely affected. We cannot predict other future tax initiatives that the federal government may propose that may affect us.


   We operate in an industry in which there is significant risk of litigation. Substantial claims against us could diminish our financial condition or results of operation.

   As a professional services firm primarily engaged in marketing and administration of annuity products, we encounter litigation in the normal course of business. Although it is difficult to predict the ultimate outcome of these cases, management believes, based on discussions with legal counsel, that the ultimate disposition of these claims will not have a material adverse effect on our financial condition, cash flows or results of operations. In addition, companies in the life insurance industry have been subject to substantial claims involving sales practices, agent misconduct, failure to properly supervise agents, and other matters in connection with the sale of life insurance, annuities, and other investment products. Increasingly, these lawsuits have resulted in the award of substantial judgments, including material amounts of punitive damages that are disproportionate to the actual damages. In some states juries have substantial discretion in awarding punitive damages that creates the potential for material adverse judgments in litigation. If any similar lawsuit or other litigation is brought against us, such proceedings may materially harm our business, financial condition, or results of operations.


                          RISKS RELATED TO OUR OFFERING

   The absence of a public market for our common stock may limit liquidity and adversely affect the price of the shares.

    There is currently no active public market for the shares of our common stock. Unless and until a market for the shares of our common stock develops, owners of our shares may not be able to quickly liquidate their investment. This lack of an active market may significantly limit the ability of owners to sell our shares and could adversely affect the price of our shares.


   Our principal shareholder could control shareholder votes and our management and affairs.

    Lynda L. Regan, Chairman of the Board and Chief Executive Officer, owns approximately 48% of the outstanding shares of Series A Common Stock. Through her stock ownership, role on the Board of Directors and management position, Ms. Regan will continue to have significant control over all matters submitted to the shareholders for approval (including the election of members to our Board of Directors and removal of members of the Board of Directors, adopting amendments to our bylaws or articles of incorporation, and any merger, consolidation, or sale of all or substantially all of our assets). Accordingly, the concentration of ownership may delay, defer, or prevent a change in control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company. This could, in turn, harm our business, financial condition, and results of operations.

   The ability to issue new preferred stock could diminish the rights of existing shareholders.

    We may issue shares of preferred stock from time to time in one or more series. The Board of Directors is authorized by our articles of incorporation to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to each series. The voting and other rights of newly issued preferred stock could adversely affect the voting power of the holders of our common stock and could have certain antitakeover effects. The ability of the Board of Directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring, or preventing a change in control of our Company or the removal of existing management. We currently have no plans to issue any preferred stock in the foreseeable future. The Board of Directors may make any determination to issue these shares based on their judgment as to our best interests and those of our shareholders, subject to certain limitations. See "Description of Our Capital Stock" beginning on page 21.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," and "Our Company," contains forward-looking statements. These statements relate to future events concerning our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continued," or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

                                 USE OF PROCEEDS

    The primary purpose of this offering is not to provide proceeds to Regan Holding Corp. for a particular purpose but to provide incentives for Producers, Representatives, members of our Board of Directors and employees, which will generally promote the success of our business. The net proceeds from the issuance of shares upon the exercise of stock options will be used for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

    The stock option exercise prices will generally be equal to the estimated fair market value of the underlying common stock on the grant date. The fair market value is estimated by management and discounted for lack of marketability and for lack of control. The exercise prices for incentive stock options granted to employees who own 10% or more of our common stock are equal to 110% of the fair market value of the common stock on the stock option grant date.
Management's estimate is derived from a third-party independent valuation performed semiannually by Taylor Consulting Group, Inc. of Atlanta, Georgia based on financial information provided by us. Taylor Consulting Group, Inc. has fifteen years of experience performing business valuations for companies in a variety of industries. Its President and founder is accredited in business valuation and is a certified public accountant. Taylor Consulting Group, Inc. has been providing independent valuation services to Regan Holding Corp. since 1993. The principal factors considered in estimating the fair market value of the common stock include:

     o The Company's financial statement data for the three years ended December 31, 2004.
     o   Shares issued and outstanding as of December 31, 2004.
     o Estimated options to be exercised and estimated proceeds from exercised options as of December 31, 2004.
     o   National economic and industry information.
     o   Financial forecasts prepared by management of the Company.


    The stock option and award plans are administered by committees, which are appointed by the Board of Directors. Stock options granted under the plans are granted for no monetary consideration.

                 DESCRIPTION OF OUR STOCK OPTION AND AWARD PLANS

General

    The following is a description of the material terms and provisions relating to our stock option and award plans. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our articles of incorporation, and our bylaws, as amended and restated. Our articles of incorporation and our bylaws are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

    In addition, there is also a general discussion of certain potential material U.S. federal income tax aspects of the receipt of a stock award or the receipt and exercise of options under Regan Holding Corp.'s stock option and award plans. It does not take into account the particular facts and circumstances of each grantee. As a result, the income tax consequences may not apply to each grantee. Accordingly, each grantee should consult his tax advisor regarding the specific tax consequences of the receipt of an award of shares, or the receipt and exercise of options under our stock option and award plans, including but not limited to, the application and effect of federal, state, local, and other tax laws and the possible effects of changes in such laws.

    The Board of Directors has adopted the Regan Holding Corp. Amended and Restated Producer Stock Award and Option Plan (the "Producer Plan") and the Amended and Restated 1998 Stock Option Plan (the "Employee Plan") (collectively "the Plans"). The purposes of the Producer Plan are to provide an incentive to Legacy Marketing Group Producers and Legacy Financial Services Representatives who market products on our behalf, and to align the interest of these individuals with those of our shareholders. The purposes of the Employee Plan are to provide an incentive to members of our Board of Directors and employees of our subsidiaries, increase their interest in our welfare, and aid in attracting and retaining employees and Board members of outstanding ability.

Participation/Types of Awards

    The Employee Plan provides for grants of stock options to purchase shares of our Series A Common Stock to Board members and employees of our subsidiaries. The types of grants are incentive stock options and non-qualified stock options. The differences between these types of options are discussed later in this section under the heading "Federal Income Tax Aspects of the Plans to Stock Option Holders." Non-employee members of the Board of Directors may only be granted non-qualified stock options under the Employee Plan.

    The Producer Plan provides for grants of non-qualified stock options and awards of our Series A Common Stock to Legacy Marketing Group Producers and Legacy Financial Services Representatives. Incentive stock options may not be granted under the Producer Plan.

Administration

    The Board of Directors has authorized two committees to administer the Producer and Employee Plans. Solely with respect to participation under the Employee Plan of employees and Board members who are subject to Section 16 of the Exchange Act, a committee consisting of non-employee Board members, each of whom is a "disinterested person" under Rule 16b-3 of the Exchange Act, administers the Employee Plan. For all other purposes of the Producer and Employee Plans, a committee consisting of Lynda L. Regan and R. Preston Pitts, each an officer of Regan Holding Corp., administers the Plans. The committees have authority to:

     o Determine eligibility of Producers, Representatives, employees, and Board members to participate in the respective stock option and award plans.
     o Grant stock options and awards of common stock under the respective stock option and award plans.
     o Determine whether the stock options granted under the Employee Plan will be non-qualified stock options or incentive stock options.
     o   Interpret the respective stock option and award plans.
     o Prescribe, amend, and rescind rules and regulations relating to the respective stock option and award plans.
     o Determine the terms and provisions of written agreements evidencing the granting of stock options under either of the respective stock option and award plans or the granting of awards of common stock under the Producer Plans.

     Any controversy or claim related to one of the Plans will be determined by the respective committee. Any determination, decision, or action of a committee in connection with the construction, interpretation, administration, implementation, or maintenance of the respective Plan shall be final, conclusive, and binding upon all persons to whom a stock option or award is granted and all persons claiming under or through any grantee.

Term and Termination

    Each of the Plans became effective on January 1, 1998 and is of indefinite duration. The Board of Directors may, at any time, alter, amend, suspend, discontinue, or terminate either of the Plans, provided that this action does not adversely affect the right of any holder of a stock option or stock award previously granted under either of the Plans, and provided that certain amendments to the Employee Plan are subject to the approval of our shareholders. If we were to suspend either Plan for any amount of time, the registration statement of which this prospectus is a part would cease to be effective with respect to the securities covered by the suspended Plan. In addition, we would not be able to continue to offer the securities covered by the suspended Plan as described in this prospectus unless we filed a new registration statement covering those securities. We currently do not intend to suspend either of the Plans.

Shares Subject to the Plan

    The total number of shares of Series A Common Stock underlying stock options to be granted under the Employee Plan may not exceed 8.5 million and the total number of shares of Series A Common Stock underlying stock options or stock awards to be granted under the Producer Plan may not exceed 12.5 million. Although the Employee Plan and the Producer Plan permit us to issue a total of 21,000,000 shares of Series A Common Stock, we are only registering 20,000,000 shares of Series A Common Stock with this registration statement at this time. As of March 31, 2005 there were 4.4 million options outstanding under the Employee Plan and 3.8 million options outstanding under the Producer Plan. In the event of any change in capitalization affecting our common stock, the Board of Directors will authorize and make proportionate adjustments to the stock options, if any, as the Board of Directors deems appropriate.

    During the effectiveness of this offering, stock options granted under the Plans to officers, Board members, and direct or indirect beneficial owners of more than ten percent of our equity securities will not exceed twenty percent of the issued and outstanding shares of our equity securities on the date the stock options are granted.

Payment of Exercise Price

    The purchase price for common stock underlying an option is payable upon exercise of a stock option in cash, check, bank draft, postal or express money order, or at the discretion of the respective committee, in shares of common stock.

Termination of Producer/Representative/Employment/Board Member Status

   Producer Plan

    Under the terms of the Producer Plan, if a grantee's status as a Producer is terminated for any reason, all unvested options held by the grantee on the termination date shall expire immediately, provided that the termination shall not affect the grantee's rights with respect to the exercise of any options which have vested as of the date of the termination.

   Employee Plan

    Under the terms of the Employee Plan, if a grantee is an officer or Board member and the grantee's employment with us or status as an officer or Board member is terminated as a result of retirement at or after age 62, by reason of disability (as defined in the Employee Plan), or death, all stock options held by the grantee on the date of termination will immediately vest and become fully exercisable provided that the stock options are exercised by the earlier of six months after the date of termination or the date the stock options would otherwise expire. Options that are not exercised during the six-month period immediately following the date of termination will be forfeited.

   If a grantee is not an officer or Board member, and the grantee's employment with us is terminated as a result of retirement at or after age 62, by reason of disability (as defined in the Employee Plan), or death, all stock options held by the grantee that were exercisable on the date of termination will be exercisable by the earlier of six months after the date of termination, or the date the stock option would otherwise expire. Options that are not exercised during the six-month period immediately following the date of termination will be forfeited.

    If a grantee's employment with us or status as an officer or Board member is terminated for cause (as defined in the Employee Plan), all unexercised stock options held by the grantee on the date of the termination will be forfeited.

    If the grantee's employment with us or status as an officer or Board member is voluntarily terminated other than as a result of retirement at or after age 62, all unexercised stock options held by the grantee on the date of the termination will be exercisable to the extent they were exercisable on the date of the termination, provided that they are exercised by the earlier of thirty days after the date of termination or the date the options would otherwise expire. Options that are not exercised during the thirty-day period immediately following the date of the termination will be forfeited.

    If a grantee's employment with us or the status as an officer or Board member is terminated for any reason other than as previously described, only those stock options that were vested and fully exercisable at the time of termination may be exercised, provided that the options are exercised by the earlier of three months after the date of termination or the date the option would otherwise expire. Options that are not exercised during the three-month period immediately following the date of termination will be forfeited. Any of these provisions may be altered by the respective committee provided that the altered terms are reflected in the applicable option agreement.

Grant Information

    The Employee Plan limits the number of shares of common stock that may be subject to incentive stock options granted to any individual, and also limits that amount of incentive stock options, which become exercisable for the first time during a calendar year.

    At the time of grant, if the fair market value of common stock subject to incentive stock options that become exercisable for the first time during a calendar year exceeds $100,000, the shares of common stock in excess of this amount will be treated as non-qualified stock options.

    The committees that administer the stock option and award plans, in their sole discretion, shall determine whether the stock options become exercisable in one or more installments, specify the installment dates, and determine the total period during which the options become exercisable.

Federal Income Tax Aspects of the Plans to Stock Option Holders

   General

    Except for incentive stock options granted to employees owning more than 10% of the voting power of all classes of stock of Regan Holding Corp. or its subsidiaries, all incentive stock options must be granted within 10 years after adoption of the stock option plan and all incentive stock options must be exercised within 10 years after the date of the grant. Further, except in the case of the optionee's death or disability, from the date of the grant of the incentive stock option until 3 months prior to the exercise of the incentive stock option, the recipient must be an employee of Regan Holding Corp. or its successor. In the event that any of the conditions in the preceding two sentences is not met, the options will be treated as non-qualified stock options rather than incentive stock options.

   Grant

    Generally, there are no federal income tax consequences to the holder of a stock option solely by reason of the grant of an incentive stock option or a non-qualified stock option under either of the Plans, provided that, in the case of a non-qualified stock option, the option does not have a readily ascertainable fair market value at the date of grant.

    If an incentive stock option is granted to an individual who owns more than 10% of the voting power of all classes of stock of Regan Holding Corp. or any of its subsidiaries, the exercise price must be equal to 110% of the fair market value of the stock on the date of the grant. Further, these incentive stock options must be exercised within 5 years after the date of grant.

   Exercise

    An employee exercising incentive stock options under the Employee Plan will receive the following federal income tax treatment related to incentive stock options, provided that the employee remains employed by us from the time that the incentive stock options are granted until three months before the incentive stock options are exercised.

    The exercise of an incentive stock option is not a taxable event for regular federal income tax purposes. However, an exercise may give rise to an alternative minimum tax liability.

    Upon the exercise of a non-qualified stock option, the holder of the option will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock at the time of exercise over the amount paid as the exercise price. The ordinary income recognized in connection with the exercise of a non-qualified stock option will be subject to both wage and employment tax withholding.

    The holder's tax basis in the stock acquired by exercising an option will be the amount paid upon exercise plus, in the case of a non-qualified stock option, the amount of ordinary income recognized by the option holder upon exercise.

   Qualifying Disposition of Incentive Stock Options

    If an option holder disposes of stock acquired upon exercise of an incentive stock option in a taxable transaction, and this disposition occurs more than two years from the date on which the option is granted and more than one year after the date on which the stock is transferred to the option holder, the option holder will recognize long-term capital gain or loss equal to the difference between the amount realized upon disposition and the option holder's adjusted basis in the stock (generally the option exercise price).

   Disqualifying Disposition of Incentive Stock Options

    If an option holder disposes of stock acquired upon exercise of an incentive stock option (other than in certain tax-free transactions) within two years from the date on which the incentive stock option is granted or within one year after the transfer of the stock to the option holder, then at the time of disposition the option holder will generally recognize ordinary income equal to the lesser of (a) the excess of the stocks' fair market value on the date of exercise over the exercise price paid by the option holder or (b) the option holder's actual gain (i.e. the excess, if any, of the amount realized on the disposition over the exercise price paid by the option holder).

    If the amount realized on a taxable disposition of the stock obtained by exercising an incentive stock option exceeds the fair market value of the stock on the date of the exercise, then the option holder will recognize a capital gain in the amount of such excess. If the option holder incurs a loss on the disposition (i.e. if the amount realized is less than the exercise price paid by the option holder), then the loss will be a capital loss. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date the stock was transferred to the option holder.

   Disposition of Non-Qualified Options

    If an option holder disposes of stock acquired upon exercise of a non-qualified stock option in a taxable transaction, the option holder will recognize capital gain or loss in an amount equal to the difference between the option holder's basis (as discussed above) in the stock sold and the amount realized upon disposition. Any such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date the stock was transferred to the option holder.

   Alternative Minimum Tax

    The exercise of incentive stock options (but not non-qualified stock options) will generally result in an upward adjustment to the option holder's alternative minimum taxable income in the year of exercise by an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price. The basis of the stock acquired, for alternative minimum tax purposes, will equal the exercise price increased by the upward adjustment of the taxpayer's alternative minimum taxable income as a result of the exercise of the incentive stock option. This will result in a corresponding downward adjustment to the option holder's alternative minimum taxable income in the year of the stock disposition.

Federal Income Tax Aspects of the Plans to Stock Award Recipients

   Grant

    Upon the grant of a stock award, the recipient will generally recognize ordinary income in an amount equal to the fair market value of stock received. The recipient's tax basis in the stock acquired will be equal to the amount of ordinary income recognized by the recipient upon the grant.

   Disposition

    If the recipient of a stock award disposes of stock acquired in a taxable transaction, the recipient of the award will recognize capital gain or loss in an amount equal to the difference between the recipient's basis in the stock sold and the amount realized upon disposition. Any capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date the stock was awarded.

Federal Income Tax Consequences to Regan Holding Corp.

    There are no federal income tax consequences to us for granting incentive or non-qualified stock options, or by the exercise of incentive stock options, except for disqualifying dispositions.

    At the time the option holder recognizes ordinary income from the exercise of a non-qualified stock option, or a stock award recipient recognizes ordinary income upon the receipt of the stock, we will be entitled to a federal income tax deduction in the amount of the ordinary income recognized. However, we must satisfy our withholding obligations described below.

    To the extent the option holder recognizes ordinary income by reason of a disqualifying disposition of stock acquired upon exercise of incentive stock options, we will be entitled to a corresponding deduction in the year in which the disqualifying disposition occurs.

    We will be required to report any ordinary income recognized by a grantee to the IRS and withhold income and employment taxes (as appropriate, for employees only) for the exercise of a non-qualified stock option, by a disqualifying disposition of an incentive stock option, or by the receipt of a stock award.

                              PLAN OF DISTRIBUTION

    The stock options and common stock being offered here may be granted or sold under the terms of the Producer or Employee Plans either (i) by employees of ours who have other duties in connection with our business in those jurisdictions where authorized to do so, or (ii) through our wholly-owned broker-dealer subsidiary, Legacy Financial Services, Inc. Neither our employees nor Legacy Financial Services will receive a commission or other compensation in connection with this offering. Regan Holding Corp. anticipates that the majority of the stock options and shares of common stock will be offered through our employees.

    The primary purpose of this offering is not to provide proceeds to Regan Holding Corp. for a particular purpose but to provide incentives for Producers, Representatives, Board Members and employees to generally promote the success of our business. The stock options are awarded for no monetary consideration. The stock option exercise prices will generally be equal to the estimated fair market value of the underlying common stock on the grant date.

   The stock option and award plans are administered by committees, which are appointed by the Board of Directors. The amount of the expenses of distribution is estimated to be $52,000 and will be borne entirely by Regan Holding Corp.

    Pursuant to a written agreement between Legacy Financial Services, Inc. and us we have (i) appointed Legacy Financial Services, Inc. to act as a broker-dealer on our behalf in the distribution of this offering, (ii) agreed to indemnify Legacy Financial Services, Inc. against certain liabilities, including liabilities under the Securities Act of 1933, and (iii) agreed to reimburse Legacy Financial Services, Inc. for reasonable fees and disbursements related to the distribution of this offering in an amount not to exceed $10,000.


                        DESCRIPTION OF OUR CAPITAL STOCK

Capital Structure

   Our total authorized capital stock consists of 100,000,000 shares of common stock, which is divided into one or more series, and 100,000,000 shares of preferred stock. There are currently two series of common stock authorized:

     o Series A Common Stock of which 45,000,000 shares are authorized for issuance and 23,784,000 were issued and outstanding as of March 31, 2005 and
     o Series B Common Stock of which 615,000 are authorized for issuance and 553,000 shares were issued and outstanding as of March 31, 2005.
     o The balance of our total authorized capital stock is not authorized for issuance.
     o All of the issued and outstanding shares of Series A Common Stock and Series B Common Stock are fully paid and non-assessable.
     o Shareholders do not have preemptive rights to purchase additional shares of common stock.
     o There are no shares of preferred stock currently outstanding, and we will not offer preferred stock unless its issuance is approved by a majority of our independent, disinterested members of the Board of Directors. These members of the Board of Directors do not have an interest in the transaction and have access, at our expense, to our counsel or to our independent legal counsel.

Voting Rights

     o Each share of Series A and Series B Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.
     o Holders of shares of Series A and Series B Common Stock vote together as a single class on all matters submitted to a vote of our shareholders except those matters that affect the holders of one series in a different manner than the other series.
     o A majority of shares of Series A and Series B Common Stock eligible to vote at a meeting constitutes a quorum for voting purposes.
     o Our bylaws provide that each shareholder is entitled to cumulate such shareholder's votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many nominees as the shareholder considers appropriate. This cumulative voting right may not be exercised unless the nominee's name has been placed in nomination prior to the voting and one or more shareholders has given notice at the meeting prior to the voting of the shareholder's intent to cumulate such shareholder's vote. The proxy holders may exercise this cumulative voting right at their discretion. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.

Distributions of Common Stock

    Holders of Series A Common Stock and Series B Common Stock are entitled to receive distributions out of any funds legally available. The distributions are payable pro rata based on the total number of shares of each series held to the total number of shares of outstanding common stock. No distribution may be made to the holders of any series of common stock unless the distribution is also made on a pro rata basis to the holders of each other series of outstanding common stock.

Issuances of Preferred and Common Stock

    The Board of Directors may, without further action by our shareholders, issue shares of preferred stock or issue additional series of common stock. However, the Board of Directors has no current intention to do so.

Redeemable Common Stock

    Prior to December 31, 1992, we issued 5,935,000 shares of Series A Redeemable Common Stock at prices ranging from $1.00 to $2.25 per share. This stock was issued in accordance with the terms of the 701 Asset Accumulator Program (the "701 Plan") between us, our Producers and employees, and the Confidential Private Placement Memorandum and Subscription Agreement (the "Subscription Agreement") between Regan Holding Corp. and certain accredited investors. Under the terms of the 701 Plan and the Subscription Agreement, the Series A Redeemable Common Stock may be redeemed at the option of the holder after being held for two consecutive years, at a redemption price based on current market value, subject to our ability to make such purchases under applicable corporate law. In connection with a merger in 1991 between us and LifeSurance Corporation, 615,000 shares of Series B Redeemable Common Stock were authorized and issued in exchange for all of the outstanding stock of LifeSurance Corporation. Under the merger agreement, the Series B Redeemable Common Stock may be redeemed in quantities of up to 10% per year at the option of the holder, limited to a specified twenty-day period in November of each year, at a redemption price based on current market value, provided that the redemption is in accordance with applicable corporate law. As of March 31, 2005, 2,828,000 shares of Series A Redeemable Common Stock and 553,000 shares of Series B Redeemable Common Stock remained outstanding.

Transfer Agent

    Computershare Investor Services LLC is the transfer agent and registrar for our shares of common stock.

               MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

    There is no established public trading market for any of our stock. As of March 15, 2005, our Series A Common Stock was held by 1,300 shareholders of record and Series B Common Stock was held by 9,700 shareholders of record.

    The Board of Directors may, at its sole discretion, declare and pay dividends on our common stock, subject to capital and solvency restrictions under California law. Our ability to pay dividends is dependent on the ability of our subsidiaries to pay dividends or make other distributions. To date, we have not paid any dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    All future transactions with affiliates will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party. All future transactions with affiliates and forgiveness by us of any affiliate's indebtedness must be approved by a majority of the independent, disinterested members of our Board of Directors, who do not have an interest in the transaction and who have access, at our expense, to our counsel or independent counsel.

                                  LEGAL MATTERS

    The validity of the stock options and the shares of common stock offered will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations.

                                     EXPERTS

    The consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    Management's estimates of the fair market value of the underlying common stock is derived from the independent valuations performed semiannually by Taylor Consulting Group, Inc. of Atlanta, Georgia based on financial information provided by us. The professionals of Taylor Consulting Group, Inc., and its President and founder, are experts in performing business valuations, and have provided such services to Regan Holding Corp. since 1993.

                       WHERE YOU CAN FIND MORE INFORMATION

    This prospectus, which is part of the registration statement, does not contain all the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to our Company and to our common stock, you should review the registration statement and the exhibits. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

             IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS

    The SEC allows us to "incorporate by reference" certain information that we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below until we sell all of the securities covered by this prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;
     o   Our Definitive  Proxy  Statement filed May 2, 2005; and
     o   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

    We have provided a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, our Definitive Proxy Statement filed May 2, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, along with this prospectus. In addition, upon the request of any person to whom this prospectus is delivered, we will provide, at no cost, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of the filings containing any of this information by writing or telephoning us at the following address or telephone number:

                                R. Preston Pitts
                      President and Chief Financial Officer
                               Regan Holding Corp.
                               2090 Marina Avenue
                               Petaluma, CA 94954
                                  707-778-8638

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

    The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Regan Holding, are as follows:



Securities and Exchange Commission registration fee             $   3,484.70  *

Legal fees and expenses                                         $  25,000.00  **

Accounting fees and expenses                                    $   3,500.00  **

Printing, engraving, and postage expenses                       $  10,000.00  **

Miscellaneous                                                   $  10,000.00  **

Total                                                           $  51,984.70  **
---------
*  Previously paid at time of original registration.
** Estimated.


Item 15.   Indemnification of Officers and Directors

    Article V, Section 8 of the Amended and Restated Bylaws of the Company provides:

    Indemnification of Corporate Agents: The Corporation shall indemnify each of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person's having been made or having been threatened to be made a party to a proceeding by reason of the fact that the person is or was an agent of the Corporation, to the extent permitted by Section 317 of the California Corporations Code. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled to under any other bylaw, agreement, vote of shareholders or disinterested Directors, or otherwise, to the extent such additional rights are authorized in the Articles of Incorporation and by applicable law.

    Section 317 of the California Corporations Code provides in pertinent part:

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

    (c) A corporation shall have power to indemnify any person who was in or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually or reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.   Exhibits and Financial Statement Schedules

     (a) Exhibits

4(a)(1) Shareholder's Agreement, dated as of May 29, 1998, by and among the Company, Lynda Regan, Alysia Anne Regan, Melissa Louise Regan and RAM Investments. (1)
4(a)(2) Amended and Restated Shareholders' Agreement, dated as of June 30, 2003, by and among the Company, Lynda Regan, Alysia Anne Regan, Melissa Louise Regan and RAM Investments. (5)
5        Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
10(a) Administrative Services Agreement effective January 1, 1991, as amended, between Allianz Life Insurance Company of North America and the Company. (1) (8)
10(b) Marketing Agreement, effective November 15, 2002, between American National Insurance Company and Legacy Marketing Group. (7) (8)
10(b)(1) Amendment  One  to  the  Marketing  Agreement  with  American  National
         Insurance Company. (6)
10(c) Administrative Services Agreement, effective February 15, 2003, between American National Insurance Company and Legacy Marketing Group. (7) (8)
10(d)    Form of Producer Agreement. (1)
10(e) Settlement Agreement dated June 18, 1993, among the State of Georgia as receiver for and on behalf of Old Colony Life Insurance Company, other related parties and the Company. (1)
10(f)    401(K) Profit Sharing Plan & Trust dated July 1, 1994. (1)
10(g) Marketing Agreement effective January 1, 1996 between IL Annuity and Insurance Company and Legacy Marketing Group. (2) (8)
10(h) Insurance Processing Agreement effective January 1, 1996 between IL Annuity and Insurance Company and Legacy Marketing Group. (2) (8)
10(i) Marketing Agreement effective May 29, 1998 between Transamerica Life Insurance and Annuity Company and Legacy Marketing Group. (4) (8)
---------
(1) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1994.
(2) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1995.
(3) Incorporated herein by reference to the Company's quarterly Form 10-Q for the nine months ended September 30, 1996.
(4) Incorporated herein by reference to the Company's Form 8-K, dated June 1, 1998.
(5) Incorporated herein by reference to the Company's quarterly Form 10-Q for the six months ended June 30, 2003.
(6) Incorporated herein by reference to the Company's quarterly Form 10-Q for the nine months ended September 30, 2003.
(7) Incorporated herein by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on January 30, 2004
(8) Certain confidential commercial and financial information has been omitted from the indicated exhibits, but filed under separate cover with the U.S. Securities and Exchange Commission.

10(i)(1) Amendment One to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (10) (13)
10(i)(2) Amendment Two to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (4) (13)
10(i)(3) Amendment Three to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (6) (13)
10(i)(4) Amendment Four to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (11) (13)
10(i)(5) Amendment Five to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (9) (13)
10(i)(6) Amendment Six to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (10) (13)
10(i)(7) Amendment Seven to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (5) (13)
10(i)(8) Amendment Ninth to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (5) (13)
10(j)(1) Administrative Services Agreement effective May 29, 1998 between Transamerica Life Insurance and Annuity Company and Legacy Marketing Group, as amended. (1) (13)
10(j)(2) Amendment to the Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (2)
10(j)(3) Amendment Two to the Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (2)
10(j)(4) Amendment Three to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (4) (13)
10(j)(5) Amendment Four to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (6) (13)
10(j)(6) Amendment Five to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (11) (13)
10(j)(7) Amendment Six to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (9)
10(j)(8) Amendment Seven to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (9)
10(j)(9) Amendment Eight to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (10)
10(j)(10) Amendment Nine to Administrative  Services Agreement with Transamerica
          Life Insurance and Annuity Company. (5)
10(k) Marketing Agreement effective January 18, 2001 between John Hancock Life Insurance Company and Legacy Marketing Group. (11) (13)
10(k)(1) Amendment to the Marketing  Agreement  with John Hancock Life Insurance
         Company. (8)
10(l) Administrative Services Agreement effective January 18, 2001 between John Hancock Life Insurance Company and Legacy Marketing Group. (11)
         (13)
10(l)(1) Amendment to the  Administrative  Services  Agreement with John Hancock
         Life Insurance Company. (8)
10(m) Promissory Note by and between Regan Holding Corp. and Washington Mutual Bank FA, dated July 10, 2002. (7)
10(n)    Producer Stock Award and Stock Option Plan, as amended. (3)
10(n)(1) 1998 Stock Option Plan, as amended. (3)
10(o) Purchase Option Agreement between SCOR Life U.S. Re Insurance Company and the Company executed on November 23, 2003. (11)
10(p) Commercial Note between SunTrust Bank and the Company executed April 23, 2004. (14)
10(q) Administrative Services Agreement effective June 5, 2002 between Investors Insurance Corporation and Legacy Marketing Group. (5) (13)
10(r) Marketing Agreement effective June 5, 2002 between Investors Insurance Corporation and Legacy Marketing Group. (5) (13)

23(a)    Consent of LeBoeuf,  Lamb, Greene & MacRae, L.L.P. (Included in Exhibit
         5)
23(b)    Consent of PricewaterhouseCoopers LLP
23(c)    Consent of Taylor Consulting Group, Inc.
24       Power of Attorney (12)
---------
(1) Incorporated herein by reference to the Company's Form 8-K, dated June 1, 1998.
(2) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1999.
(3) Incorporated herein by reference to the Company's Definitive Proxy Statement dated July 31, 2001.
(4) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2001.
(5) Incorporated herein by reference to the Company's registration statement on Form S-2 (post-effective amendment no. 5) dated July 23, 2004.
(6) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2001.
(7) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2002.
(8) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 2002.
(9) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2003.
(10) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2003.
(11) Incorporated herein by reference to the Company's Form 8-K, filed with the U.S. Securities and Exchange Commission on January 30, 2004.
(12)     Previously filed.
(13) Certain confidential commercial and financial information has been omitted from the indicated exhibits, but filed under separate cover with the U.S. Securities and Exchange Commission.
(14) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2004.

     Item 17.  Undertakings

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, Officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on June 27, 2005.


                                     REGAN HOLDING CORP.
                               (Registrant)
                               By:  /s/  R. Preston Pitts
                                    -------------------------------------------
                                    R. Preston Pitts, President, Chief Operating
                                    Officer and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*                                           Chairman of the Board and Chief
------------------------------------        Executive Officer (Principal                       June 27, 2005
Lynda L. Regan                              Executive Officer)                                     (Date)


/s/ R. Preston Pitts                        President, Chief Operating Officer, Chief
------------------------------------        Financial Officer and Director (Principal)         June 27, 2005
R. Preston Pitts                            Financial and Accounting Officer)                      (Date)


*                                           Director                                           June 27, 2005
------------------------------------                                                               (Date)
Ute Scott-Smith


*                                           Director                                           June 27, 2005
------------------------------------                                                               (Date)
Donald Ratajczak


*                                           Director                                           June 27, 2005
------------------------------------                                                               (Date)
J. Daniel Speight, Jr.


*By: /s/ R. Preston Pitts
------------------------------------
Attorney-in-fact,  pursuant to power of attorney  previously  filed as a part of this Registration Statement.


                                  EXHIBIT INDEX

Exhibit
No.      Description of Exhibit
-------  ----------------------

4(a)(1) Shareholder's Agreement, dated as of May 29, 1998, by and among the Company, Lynda Regan, Alysia Anne Regan, Melissa Louise Regan and RAM Investments. (1)
4(a)(2) Amended and Restated Shareholders' Agreement, dated as of June 30, 2003, by and among the Company, Lynda Regan, Alysia Anne Regan, Melissa Louise Regan and RAM Investments. (5)
5        Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
10(a) Administrative Services Agreement effective January 1, 1991, as amended, between Allianz Life Insurance Company of North America and the Company. (1) (8)
10(b) Marketing Agreement, effective November 15, 2002, between American National Insurance Company and Legacy Marketing Group. (7) (8)
10(b)(1) Amendment  One  to  the  Marketing  Agreement  with  American  National
         Insurance Company. (6)
10(c) Administrative Services Agreement, effective February 15, 2003, between American National Insurance Company and Legacy Marketing Group. (7) (8)
10(d)    Form of Producer Agreement. (1)
10(e) Settlement Agreement dated June 18, 1993, among the State of Georgia as receiver for and on behalf of Old Colony Life Insurance Company, other related parties and the Company. (1)
10(f)    401(K) Profit Sharing Plan & Trust dated July 1, 1994. (1)
10(g) Marketing Agreement effective January 1, 1996 between IL Annuity and Insurance Company and Legacy Marketing Group. (2) (8)
10(h) Insurance Processing Agreement effective January 1, 1996 between IL Annuity and Insurance Company and Legacy Marketing Group. (2) (8)
10(i) Marketing Agreement effective May 29, 1998 between Transamerica Life Insurance and Annuity Company and Legacy Marketing Group. (4) (8)

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(1) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1994.
(2) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1995.
(3) Incorporated herein by reference to the Company's quarterly Form 10-Q for the nine months ended September 30, 1996.
(4) Incorporated herein by reference to the Company's Form 8-K, dated June 1, 1998.
(5) Incorporated herein by reference to the Company's quarterly Form 10-Q for the six months ended June 30, 2003.
(6) Incorporated herein by reference to the Company's quarterly Form 10-Q for the nine months ended September 30, 2003.
(7) Incorporated herein by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on January 30, 2004
(8) Certain confidential commercial and financial information has been omitted from the indicated exhibits, but filed under separate cover with the U.S. Securities and Exchange Commission.

10(i)(1) Amendment One to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (10) (13)
10(i)(2) Amendment Two to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (4) (13)
10(i)(3) Amendment Three to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (6) (13)
10(i)(4) Amendment Four to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (11) (13)
10(i)(5) Amendment Five to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (9) (13)
10(i)(6) Amendment Six to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (10) (13)
10(i)(7) Amendment Seven to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (5) (13)
10(i)(8) Amendment Ninth to Marketing Agreement with Transamerica Life Insurance and Annuity Company. (5) (13)
10(j)(1) Administrative Services Agreement effective May 29, 1998 between Transamerica Life Insurance and Annuity Company and Legacy Marketing Group, as amended. (1) (13)
10(j)(2) Amendment to the Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (2)
10(j)(3) Amendment Two to the Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (2)
10(j)(4) Amendment Three to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (4) (13)
10(j)(5) Amendment Four to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (6) (13)
10(j)(6) Amendment Five to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (11) (13)
10(j)(7) Amendment Six to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (9)
10(j)(8) Amendment Seven to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (9)
10(j)(9) Amendment Eight to Administrative Services Agreement with Transamerica Life Insurance and Annuity Company. (10)
10(j)(10) Amendment Nine to Administrative  Services Agreement with Transamerica
          Life Insurance and Annuity Company. (5)
10(k) Marketing Agreement effective January 18, 2001 between John Hancock Life Insurance Company and Legacy Marketing Group. (11) (13)
10(k)(1) Amendment to the Marketing Agreement with John Hancock Life Insurance Company. (8)
10(l) Administrative Services Agreement effective January 18, 2001 between John Hancock Life Insurance Company and Legacy Marketing Group. (11)
          (13)
10(l)(1) Amendment to the Administrative Services Agreement with John Hancock Life Insurance Company. (8)
10(m) Promissory Note by and between Regan Holding Corp. and Washington Mutual Bank FA, dated July 10, 2002. (7)
10(n)     Producer Stock Award and Stock Option Plan, as amended. (3)
10(n)(1)  1998 Stock Option Plan, as amended. (3)
10(o) Purchase Option Agreement between SCOR Life U.S. Re Insurance Company and the Company executed on November 23, 2003. (11)
10(p) Commercial Note between SunTrust Bank and the Company executed April 23, 2004. (14)
10(q) Administrative Services Agreement effective June 5, 2002 between Investors Insurance Corporation and Legacy Marketing Group. (5) (13)
10(r) Marketing Agreement effective June 5, 2002 between Investors Insurance Corporation and Legacy Marketing Group. (5) (13)
23(a)     Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (Included in Exhibit
          5)
23(b)     Consent of PricewaterhouseCoopers LLP

23(c)     Consent of Taylor Consulting Group, Inc.
24        Power of Attorney (12)

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(1) Incorporated herein by reference to the Company's Form 8-K, dated June 1, 1998.
(2) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1999.
(3) Incorporated herein by reference to the Company's Definitive Proxy Statement dated July 31, 2001.
(4) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2001.
(5) Incorporated herein by reference to the Company's registration statement on Form S-2 (post-effective amendment no. 5) dated July 23, 2004.
(6) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2001.
(7) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2002.
(8) Incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 2002.
(9) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2003.
(10) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2003.
(11) Incorporated herein by reference to the Company's Form 8-K, filed with the U.S. Securities and Exchange Commission on January 30, 2004.
(12)      Previously filed.
(13) Certain confidential commercial and financial information has been omitted from the indicated exhibits, but filed under separate cover with the U.S. Securities and Exchange Commission.
(14) Incorporated herein by reference to the Company's quarterly report on Form 10-Q for the six months ended June 30, 2004.